================================================================================


                            QUAKER STATE CORPORATION



                                    SALE OF

                              TRUCK-LITE CO., INC.



                        --------------------------------

                            STOCK PURCHASE AGREEMENT

                        --------------------------------

                          Dated as of October 29, 1997




================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page
1.  Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1  Sale and Purchase of the Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2  Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.4  Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.  Representations and Warranties of the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.1  Corporate Status and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.2  No Conflicts, Consents and Approvals, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.3  Corporate Status of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.4  The Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.5  Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.6  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.7  Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.8  Assets, Properties, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.9  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.10  Employment Agreements and Benefits, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  2.10.1  Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                  2.10.2  Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  2.10.3  Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  2.10.4  Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  2.10.5  Pension Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  2.10.6  Multi-Employer Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  2.10.7  No Post-Employment Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  2.10.8  Effect of Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  2.10.9  Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  2.10.10  Labor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  2.10.11  501(c)(9) Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.11  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.12  Governmental Authorizations; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.13  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.14  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.15  Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.16  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         2.17  Environmental Compliance and Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.18  Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.19  Banking and Agency Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.20  Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.21  Suppliers; Raw Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.22  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.23  Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.24  Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

3.  Representations and Warranties of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.1  Corporate Status and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.2  No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.3  Financial Ability to Perform  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.5  Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.6  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

4.  Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.1  Obligations of Both the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                  4.1.1  Closing Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                  4.1.2  Hart-Scott-Rodino Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.2  Obligations of the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  4.2.1  Conduct of Business, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                  4.2.2  Access and Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.3  Payment of Transaction-Related Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.4  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.5  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.6  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.7  Contact with Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.8  Credit Support Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.9  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.10  Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.11  Transition Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.12  Post-Closing Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.13  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.14  Intercompany Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

5.  Employees and Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                  5.1.1  Compensation and Benefits of Company Employees   . . . . . . . . . . . . . . . . . . . . . .  41
                  5.1.2  Thrift & Stock Purchase Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                  5.1.3  Quaker State Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                  5.1.4  Seller's Incentive Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                  5.1.5  Responsibility for Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

6.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.2  Conditions to Obligations of Both Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                  6.2.1  Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                  6.2.2  No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.3  Conditions to Obligations of the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                  6.3.1  Representations and Warranties of the Purchaser  . . . . . . . . . . . . . . . . . . . . . .  46
                  6.3.2  Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.4  Conditions to Obligations of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                  6.4.1  Representations and Warranties of the Seller   . . . . . . . . . . . . . . . . . . . . . . .  46
                  6.4.2  Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                  6.4.3  Resignations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                  6.4.4  Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                  6.4.5  FIRPTA Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                  6.4.6  Third Party Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

7.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         7.1  Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         7.2  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                  7.2.1  By the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                  7.2.2  By the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                  7.2.3  Indemnification Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                  7.2.4  Tax Treatment of Indemnity Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

8.  General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         8.1  Modification; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         8.2  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         8.3  Exclusivity of Representations and Warranties and Indemnification Provision; Relationship Between
                  the Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         8.4  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         8.5  Deposit; Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.6  Further Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.7  Post-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53


         8.8  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.9  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.10  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.12  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.13  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.14  Consent to Jurisdiction, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.15  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56



                                   SCHEDULES

SCHEDULE                             DESCRIPTION
SELLER'S SCHEDULES

Schedule 1.4                         Closing Balance Sheet
Schedule 2.2                         Conflicts; Consents
Schedule 2.5                         Subsidiaries and Investments
Schedule 2.6                         Financial Statements
Schedule 2.7                         Liabilities
Schedule 2.8                         Real Property
Schedule 2.9                         Contracts
Schedule 2.10.2                      Employment Matters
Schedule 2.10.4                      Compliance
Schedule 2.10.7                      Post-Employment Obligations
Schedule 2.10.10                     Labor
Schedule 2.11                        Intellectual Property
Schedule 2.12                        Governmental Permits
Schedule 2.13                        Litigation
Schedule 2.14(a)                     Tax Returns; Payment of Taxes
Schedule 2.14(b)                     Extensions of Period of Assessment or Collection; Power of Attorney
Schedule 2.14(c)                     Tax Groups; Tax Sharing
Schedule 2.14(d)                     Tax Assessments; Ruling Request; Tax Contest or Audit
Schedule 2.14(e)                     Tax Claims
Schedule 2.14(f)                     States, Territories and Jurisdictions - Certain Return Filings
Schedule 2.14(g)                     Tax Liens
Schedule 2.14(i)                     Extension for Return Filing
Schedule 2.15                        Absence of Certain Changes
Schedule 2.16                        Insurance Policies
Schedule 2.17                        Environmental Matters
Schedule 2.18                        Affiliate Transactions
Schedule 2.19                        Banking and Agency Agreements
Schedule 2.20                        Customers
Schedule 2.21                        Suppliers
Schedule 2.23                        Products
Schedule 2.24                        Credit Support Arrangements


PURCHASER'S SCHEDULES

Schedule 3.2                         Conflicts, Governmental Consents
Schedule 6.4.6                       Third Party Consents

SELLER'S AND PURCHASER'S SCHEDULES

Schedule 6.2.1                       Consents

                 STOCK PURCHASE AGREEMENT, dated as of October 29, 1997, among Quaker State Corporation, a Delaware corporation (the "Seller"), Quaker State Investment Corp., a Delaware corporation ("QSIC"), and Truck-Lite Acquisition Corp., a Delaware corporation (the "Purchaser").

                 WHEREAS, the Seller owns all of the outstanding capital stock of QSIC and QSIC owns all of the outstanding capital stock (the "Shares") of Truck-Lite Co., Inc., a New York corporation (the "Company"); and

                 WHEREAS, the Seller desires to sell the Shares to the Purchaser and the Purchaser desires to purchase the Shares.

                 NOW, THEREFORE, the parties hereto agree as follows:

                 1.  Sale and Purchase.

                 1.1 Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.3), the Seller will sell, or cause to be sold, and the Purchaser will purchase, the Shares for an aggregate purchase price of $82,000,000 (the "Purchase Price"), payable as set forth below in Section 1.3 and subject to adjustment as provided in Sections 1.3(b) and 1.4.

                 1.2 Deposit. An affiliate of the Purchaser has deposited $3,000,000 with the Seller (the "Deposit") pursuant to an exclusivity agreement, dated as of October 2, 1997, between the Seller and an affiliate of the Purchaser. The Deposit will either be (a) applied to the Purchase Price at the Closing as provided in Section 1.3(b) or (b) returned to the Seller or retained by the Purchaser upon a termination of this Agreement as provided in Sections 8.4 and 8.5.

                 1.3 Closing. The closing of the sale and the purchase of the Shares (the "Closing") will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10022, at 10:00 A.M., E.S.T. on November 3, 1997, or, if the conditions to the Closing set forth in Section 6 (other than those to be performed on the Closing Date) shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the
Closing:

                 (a) the Seller will deliver, or cause QSIC to deliver, to the Purchaser stock certificates representing the Shares, endorsed or accompanied by stock powers in favor of the Purchaser, and accompanied by all requisite stock transfer stamps; and

                 (b) the Purchaser will deliver, or cause to be delivered, to QSIC by wire transfer of immediately available funds to a previously designated account of the Seller the Purchase Price, minus the amount of the Deposit, minus an estimate, prepared by the Seller in good faith and delivered to the Purchaser at least one business day prior to the Closing (which estimate shall be reasonably acceptable to the Purchaser), of the amount, if any, by which the cash and cash equivalents of the Company and its subsidiary as of the close of business on the business day immediately preceding the Closing Date are less than zero and minus an estimate, prepared by the Seller in good faith and delivered to the Purchaser at least one business day prior to the Closing, of the amount, if any, by which total stockholders equity of the Company and its subsidiary as of the close of business on the business day immediately preceding the Closing Date is less than $35,000,000, provided, however, that to the extent any adjustment is made with respect to a deficit in cash and cash equivalents, there will not be a duplicative adjustment with respect to total stockholders equity. The foregoing estimated amounts are referred to herein as "Estimated Cash" and "Estimated Stockholders Equity," respectively. For the purposes of this agreement, a "business day" shall be a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

                 1.4 Purchase Price Adjustment. (a) Within 90 days after the Closing Date, the Purchaser will cause the Purchaser's accountants to prepare and deliver to the Seller a balance sheet of the Company and its subsidiary as of the close of the business day immediately preceding the Closing Date (the "Closing Balance Sheet"), which shall be prepared in accordance with Schedule
1.4. The Seller shall provide the Purchaser's accountants such access at all reasonable times to its personnel, properties, books and records as is reasonably required by the Purchaser's accountants to prepare the Closing Balance Sheet, provided that the Purchaser's accountants execute and deliver a confidentiality agreement, reasonably satisfactory to the Purchaser, and adhere to whatever procedures the Seller reasonably requires to safeguard confidential, non-public or privileged information relating to the Seller or any of its subsidiaries. The Seller acknowledges that the Purchaser's accountants shall have the responsibility and authority for preparing the Closing Balance Sheet, provided that the Seller shall have the right to object as set forth below and any adjustment to the purchase price will only be made pursuant to subsection (d) below.

                 (b) Following the Seller's receipt of the Closing Balance Sheet, the Seller and its advisors will be permitted to review the working papers of the Purchaser, the Company and its subsidiary and the Purchaser's accountants relating to the Closing Balance Sheet. The Purchaser will also provide the Seller and its advisors access at all reasonable times to the personnel, properties, books and records of the Company and its subsidiary.
The rights to review and access described in the preceding two sentences shall be provided to the Seller and its advisors until final resolution of all matters in dispute under this Section 1.4. The Seller agrees to execute and deliver a confidentiality agreement, if requested by the Purchaser, which is reasonably satisfactory to the Seller, and adhere to whatever procedures the Purchaser reasonably requires to safeguard confidential, non-public or privileged information relating to the Purchaser, the Company or its subsidiary. The Closing Balance Sheet will become final and binding upon the parties on the 45th day following delivery thereof, unless the Seller delivers a written notice (the "Seller's Notice") to the Purchaser prior to such date which specifies in reasonable detail the amount by which and the reasons why it thinks particular line items in the Closing Balance Sheet either contain mathematical errors or were not prepared in accordance with the methodology specified in Schedule 1.4. The Seller's Notice may not specify any other basis for disagreement with the Closing Balance Sheet other than as set forth in the preceding sentence.

                 (c) If the Seller delivers a Seller's Notice in accordance with Section 1.4(b), then the parties shall, during the 30-day period beginning on Purchaser's receipt of the Seller's Notice, seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Seller's Notice. If the Seller and the Purchaser are unable to resolve all of the Seller's objections within such 30-day period, then such unresolved objections shall be submitted to the New York office of Ernst & Young (the "Third Party Accountants") for review and final and binding resolution of any and all matters which remain in dispute and which were properly included in the Seller's Notice. Each of the Seller and the Purchaser represents and warrants that neither it nor any of its respective affiliates has a current client relationship with the Third Party Accountants or KPMG Peat Marwick. The Seller and the Purchaser shall use reasonable efforts to cause the Third Party Accountants to render a decision resolving the matters in dispute within 30 days following the final submission of such matter to the Third Party Accountants for decision following such briefing and other procedures as the Third Party Accountants shall establish. The Seller and the Purchaser agree that judgment may be entered upon the determination of the Third Party Accountants in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Third Party Accountants (i) shall be borne by the Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Seller (as finally determined by the Third Party Accountants) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller (as finally determined by the Third Party Accountants) bears to the aggregate dollar amount of such items so submitted.

                 (d) Within 10 days after (x) the Closing Balance Sheet becomes final pursuant to Section 1.4(b) or (y) the parties reach agreement pursuant to Section 1.4(c) or (z) the Third Party Accountants render their decision pursuant to Section 1.4(c), a final adjustment to the Purchase Price will be made as follows:

                 (i) If it is finally determined that the amount of cash and cash equivalents of the Company and its subsidiary as of the close of the business day immediately preceding the Closing Date ("Final Cash") exceeded the amount of Estimated Cash then the Purchaser will pay the Seller the amount of such excess or, in the event that Estimated Cash exceeded zero, then the Purchaser will pay the Seller the amount by which Final Cash exceeds zero. If it is finally determined that the amount of Final Cash was less than the amount of Estimated Cash, then the Seller will pay the Purchaser the amount of such deficit.

                 (ii) If it is finally determined that the total stockholders equity of the Company and its subsidiary as of the close of the business day immediately preceding the Closing Date ("Final Stockholders Equity") exceeded the amount of Estimated Stockholders Equity, then the Purchaser will pay the Seller the amount of such excess. If it is finally determined that the amount of Final Stockholders Equity was less than the Estimated Stockholders Equity, then the Seller shall pay the Purchaser the amount of such deficit.

                 (iii) Notwithstanding the foregoing clause (ii), if Estimated Stockholders Equity or Final Stockholders Equity exceeds $35,000,000, then for purposes of Section 1.4(d)(ii) such amount shall be deemed to be $35,000,000. Notwithstanding anything in this Section 1.4 to the contrary, to the extent any adjustment is made with respect to Final Cash, there will not be a duplicative adjustment with respect to Final Stockholders Equity.

                 (e) Notwithstanding anything in this Agreement to the contrary, any matter which is the subject of an adjustment, or claimed adjustment, to the purchase price pursuant to this Section 1.4, may not be asserted by the Purchaser as an alleged misrepresentation or breach of any covenant in this Agreement. Without limiting the generality of the foregoing, the parties have agreed that the Purchaser may not assert a breach of Section
2.6 with respect to any balance sheet included in the financial statements referred to therein.

                 2. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

                 2.1 Corporate Status and Authority. Each of the Seller and QSIC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and QSIC has the corporate power and authority to own the Shares and each of the Seller and QSIC has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Seller's Board of Directors, which constitutes all necessary corporate action on the part of the Seller for such authorization. This Agreement has been duly executed and delivered by the Seller and QSIC and constitutes the valid and binding obligation of the Seller and QSIC, enforceable against each of them in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles. The Purchaser has previously been furnished with complete and correct copies of (a) the Certificate of Incorporation and all amendments thereto of the Company and its subsidiary and (b) the By-Laws, as currently in effect, of the Company and its subsidiary. Such Certificates of Incorporation and By-Laws are in full force and effect.

                 2.2 No Conflicts, Consents and Approvals, etc. (a) Except as set forth in Schedule 2.2, the execution, delivery and performance of this Agreement by the Seller and QSIC will not result in (i) any conflict with the certificate of incorporation or by-laws of the Seller or any of its subsidiaries, (ii) subject to obtaining the consents referred to in Section 2.2(b), any breach or violation of, or default under, or the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Seller or any of its subsidiaries under, or the loss of any benefit to which the Seller or any of its subsidiaries is entitled under, any law, rule, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Seller or any of its subsidiaries is a party or by which any of them or their respective properties or assets are bound, or (iii) the creation or imposition of any liens, security interests, adverse claims, charges or other encumbrances ("Liens") other than Liens created by or resulting from the actions of the Purchaser or any of its affiliates, except in the case of clause (ii) only for such breaches, violations, defaults, terminations, cancellations, accelerations or losses of benefits which would not, individually or in the aggregate, reasonably be expected to result in a liability in excess of $50,000 to the Company or its subsidiary.

                 (b) Except as set forth in Schedule 2.2, no consent, approval or authorization of or filing with any governmental authority or third party is required on the part of the Seller or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) filings, if any, required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (ii) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a liability in excess of $50,000 to the Company or its subsidiary.

                 2.3 Corporate Status of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to result in a liability to the Company in excess of $50,000.

                 2.4 The Shares. The authorized capital stock of the Company consists of 1000 shares of common stock, par value $50 per share, 845 of which shares are issued and outstanding and owned by QSIC, free and clear of all Liens. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or any of its subsidiaries of any shares of capital stock of the Company, and no authorization therefor has been given.

                 2.5 Subsidiary. The authorized capital stock of the Company's subsidiary is set forth on Schedule 2.5. All such issued and outstanding shares are owned by the Company, free and clear of all Liens and have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company or its subsidiary of any shares of capital stock of such subsidiary, and no authorization therefor has been given. Other than the subsidiary set forth on Schedule 2.5, the Company does not have any subsidiaries or any other equity interest or investment in any corporation, partnership, joint venture, association or other business organization.

                 The Company's subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased, and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be likely to result in a liability to such subsidiary in excess of $50,000.

                 2.6 Financial Statements. The Seller has delivered to the Purchaser copies (which copies are complete and correct) of the unaudited balance sheets and related statements of income and cash flows of the Company and its subsidiary on a consolidated basis for the 1994, 1995 and 1996 fiscal years and as of July 25, 1997 for the seven months then ended (the "July Balance Sheet") (collectively, the "Financial Statements"). The Financial Statements were prepared on a consistent basis. The Financial Statements have been derived from the books and records of the Company. Except as set forth on
Schedule 2.6, the Financial Statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its subsidiary on a consolidated basis as of the dates or for the periods indicated. Except as set forth on Schedule 2.6, the Financial Statements were prepared in accordance with GAAP. Schedule 2.6 sets forth the methodology used for inventory valuation, inventory reserves, pension accruals and litigation reserves in the Financial Statements.

                 2.7 Absence of Undisclosed Liabilities. Except for liabilities to the extent reflected or reserved against in the Financial Statements or reflected in the schedules to this Agreement, including, without limitation, those referred to in Schedule 1.4, neither the Company nor its subsidiary has any liabilities or obligations other than liabilities or obligations incurred in the ordinary course of business since July 25, 1997 or liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiary taken as a whole.

                 2.8 Assets, Properties, etc. (a) Schedule 2.8 lists all items of real property owned by the Company or its subsidiary (the "Owned Real Property") or leased by the Company or its subsidiary (the "Leased Real Property"). Except as set forth in Schedule 2.8 and with respect to the Intellectual Property (as defined below) which is provided for in Section 2.11, the Company and its subsidiary have (i) good and marketable title to the Owned Real Property listed on Schedule 2.8, (ii) valid leasehold interests in the Leased Real Property listed on Schedule 2.8 (iii) valid options to purchase the Leased Real Property marked with an asterisk on Schedule 2.8 and (iv) legal and beneficial ownership of all of their respective tangible personal property and assets included in the July Balance Sheet (except, in each such case, for properties and assets disposed of since July 25, 1997 in the ordinary course of business), in each case, free and clear of all Liens, except as set forth on Schedule 2.8 and except for (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings, (iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property which in the aggregate do not materially and adversely affect the value of such real property or materially impair its current use by the Company or its subsidiary, (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company or its subsidiary and (v) Liens reflected in the Financial Statements (the "Permitted Liens"). Except as set forth on Schedule 2.8, the Company and its subsidiary own or have the right to use all of the rights, properties and assets used in and material to the conduct of their business as currently conducted. Except as set forth in
Schedule 2.8, the tangible assets owned or leased by the Company and its subsidiary constitute all the assets, properties and rights necessary to conduct the business of the Company and its subsidiary as currently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it is currently used.

                 (b) There exist no pending or, to the knowledge of the Seller, threatened condemnation proceedings of or relating to the Owned Real Property or any part thereof and, to the knowledge of the Seller, there exist no pending or threatened condemnation proceedings of or relating to the Leased Real Property or any part thereof. There exist no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or any rights or interests therein. Each lease (including any option to purchase contained therein) pursuant to which the Company or its subsidiary leases any Leased Real Property listed on Schedule 2.8 (the "Leases") is in full force and effect and, to the knowledge of the Seller, is enforceable against the landlord which is party thereto in accordance with its terms.
There exists
no material default or event of default (or any event with notice or lapse of time or both would become a material default) on the part of the Company under any Leases. The Seller has delivered to the Purchaser complete and correct copies of all Leases including all amendments thereto. Neither the Company nor its subsidiary has received any notice of any default under any lease by which the Company leases the Leased Real Property nor any other termination notice with respect thereto. Other than the Company and its subsidiary, there are no parties in possession of or parties having any rights to use, occupy or possess any of the Owned Real Property or any portion thereof or, to the knowledge of the Seller, any Leased Real Property or other portion thereof. Neither the Company (nor its subsidiary) is obligated to purchase any real property.

                 (c) Except as set forth on Schedule 2.8 or as budgeted for by the Company in the ordinary course of business, no maintenance of or improvements to real property are being performed by the Company with respect to any Owned Real Property or any Leased Real Property.

                 (d) There are no written claims by or against the Company in existence with respect to any of the leases by which the Company leases the Leased Real Property, nor any existing arbitrations to which the Company is a party with respect thereto, and neither the Company nor its subsidiary has assigned or transferred or contracted to assign or transfer any of its right, title and interest in such leases to any person.

                 2.9 Contracts. Schedule 2.9 lists all agreements, contracts and commitments of the following types to which the Company or its subsidiary is a party or by which the Company or its subsidiary or any of their respective properties is bound (other than leases by which the Company leases the Leased Real Property, labor or employment-related agreements and Intellectual Property licenses which are listed in Schedules 2.8, 2.10.2 and 2.11, respectively):

                 (i) all contracts and agreements with any customers or suppliers other than purchase orders with respect to the sale by the Company or its subsidiary of their products or the purchase by the Company or its subsidiary of raw materials that are entered into in the ordinary course of business;

                 (ii) all contracts and agreements with distributors of or for the marketing of the products of the Company and its subsidiary;

                 (iii) all mortgages, indentures, security agreements, notes, loan agreements or guarantees of the obligations of third parties binding upon the

         Company or its subsidiary or with respect to which any of the Owned Real Property, Leased Real Property or other assets of the Company are subject;

                 (iv) agreements prohibiting or materially limiting the ability of the Company or its subsidiary to engage in any business or compete with any person;

                 (v) contracts for the sale or purchase of any property (tangible or intangible, real or personal) of the Company or its subsidiary, other than in the ordinary course of business;

                 (vi) other agreements, contracts or commitments which are not cancelable with notice of not more than 60 days or which require payment by the Company or its subsidiary after the date hereof of more than $10,000 in any one calendar year;

                 (vii) agreements with any customer relating to the discounting from the listed or announced prices of products sold by the Company;

                 (viii) agreements relating to acquisitions or divestitures other than in the ordinary course of business;

                 (ix) settlement agreements with respect to which the Company or its subsidiary has any ongoing liability or obligation; and

                 (x) any other material agreement, commitment or other arrangement.

                 The Seller has furnished or made available to the Purchaser true and correct copies of all of the contracts listed on Schedule 2.9.
Neither the Company nor its subsidiary, nor to the knowledge of the Seller, any other person is in default under any of the contracts listed on Schedule 2.8,
2.9 or 2.11, and no event which would otherwise permit termination or acceleration thereof has occurred, except for such defaults and events as would not, individually or in the aggregate, reasonably be expected to result in a liability in excess of $50,000 to the Company or its subsidiary. Each such contract is a valid and binding agreement of the Company or its subsidiary and is in full force and effect.

                 2.10  Employment Agreements and Benefits, Etc.

                 2.10.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                 "Benefit Plan" means each material plan, program, policy, contract, agreement or other arrangement (other than any Employment Agreement) providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Company Benefit Plan" means each Benefit Plan which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, for the benefit of any Employee, and pursuant to which the Company or its subsidiary or the Seller has or may have any liability, contingent or otherwise.

                 "Department" means the U.S. Department of Labor.

                 "Employee" means each current, former, or retired employee, officer, consultant, independent contractor, agent or director of the Company or its subsidiary, but shall not include any director who is not an employee of the Company or its subsidiary and whose compensation for services as a director has been borne entirely by the Seller or one of its affiliates other than the Company or its subsidiary.

                 "Employment Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract to which any Employee is a party and pursuant to which the Company or its subsidiary or the Seller has or may have any liability, contingent or otherwise.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the

Code, or is under "common control" with the Company, within the meaning of
Section 4001(a)(14) of ERISA.

                 "IRS" means the Internal Revenue Service.

                 "Multi-Employer Plan" means each Company Benefit Plan which is a "multi-employer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

                 "PBGC" means the Pension Benefit Guaranty Corporation.

                 "Pension Plan" means each Company Benefit Plan (other than a Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

                 "Welfare Plan" means each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

                 2.10.2 Schedule. Schedule 2.10.2 contains a true and complete list of each Company Benefit Plan and each Employment Agreement.
There is no plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to enter into any Employment Agreement or to modify or to terminate any Company Benefit Plan or Employment Agreement (except to the extent required by law, to conform any such Company Benefit Plan or Employment Agreement to the requirements of any applicable law or as provided under the terms of any such Company Benefit Plan, Employment Agreement or other written contract, in each case as previously disclosed to Purchaser, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

                 2.10.3 Documents. The Seller has provided, or has caused to be provided, to Purchaser (i) current, accurate and complete copies of all documents embodying each Company Benefit Plan and each Employment Agreement, including all amendments thereto, formal interpretations thereof and trust or funding agreements with respect thereto; (ii) the two most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iv) any statement of alternative form of compliance pursuant to Department of Labor Regulation '2520.104-23, if any, filed for each Company Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA for a select group of management or highly compensated employees;
(v) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; (vii) the most recent summary plan description together with the most recent summary of material modification, if any, required under ERISA with respect to each Company Benefit Plan; and (viii) all material written communications to any Employee or Employees relating to any Company Benefit Plan.

                 2.10.4 Compliance. (i) Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Company Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Benefit Plan is so qualified and that each trust forming a part of any such Company Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and, to the knowledge of the Company and the Seller, no circumstances exist which would adversely affect such qualification or exemption; (iii) no action or failure to act and no transaction or holding of any assets by, or with respect to, any Company Benefit Plan has or may subject the Company or its subsidiary to any material tax, penalty or other liability, whether by way of indemnity or otherwise; (iv) there are no actions, proceedings, arbitrations, suits or claims pending or, to the knowledge of the Company or the Seller, threatened (other than routine claims for benefits) with respect to any Company Benefit Plan or Employment Agreement; (v) all payments or contributions required to be made on or before the date hereof with respect to each Company Benefit Plan, each related trust, each collective bargaining agreement or by law have been timely made; (vi) except as provided in Schedule 2.10.4, no Company Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and, to the knowledge of the Company or the Seller, no such audit or investigation is threatened; and (vii) no liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which notice has been received to the effect that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

                 2.10.5 Pension Plans. With respect to each Pension Plan, (i) no steps have been taken to terminate any Pension Plan now maintained or contributed to, no liability under Title IV of ERISA has been incurred (other than for the payment of premiums under Section 4007 of ERISA) by the Company or its subsidiary, the Seller or any ERISA Affiliate which has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or its subsidiary incurring any liability under Title IV of ERISA or could constitute grounds for terminating any Pension Plan; (ii) no proceeding has been initiated by the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, (iii) no Pension Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; and (iv) neither the Company or its subsidiary, the Seller nor any ERISA Affiliate has sought nor received a waiver of its funding requirements with respect to any Pension Plan. Each of the actuarial reports provided to Purchaser in respect of each of the Pension Plans sponsored and maintained by the Company is a fair and accurate representation of the funding status as of the date thereof of the Pension Plan to which it relates, based on the actuarial assumptions used therein, each of which is reasonable, and the Seller and the Company have no knowledge of any facts, circumstances or events that have occurred since the date of each such report which would materially and adversely affect such status provided, however, that to the extent that such representation pertains to the assets of the Pension Plan, the assets shall be deemed to be equal to the value of the assets as of the date hereof.

                 2.10.6 Multi-Employer Plans. During the last six years, neither the Company nor its subsidiary has contributed to, or been required to contribute to, any Multi-Employer Plan. During the last six years, neither the Company nor its subsidiary has incurred any withdrawal liability (within the meaning of Section 4201 of ERISA).

                 2.10.7 No Post-Employment Obligations. Except as set forth on Schedule 2.10.7, neither the Company nor its subsidiary, (i) maintains or contributes to any Company Benefit Plan which provides life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

                 2.10.8 Effect of Transaction. Except as otherwise expressly contemplated hereby, the execution of, and performance of the transactions contemplated in, this Agreement will not (i) constitute an event under any Company Benefit Plan, Employment Agreement, trust or loan that will or may result in any additional payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or an obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Company Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by the Company or its subsidiary or the Seller with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                 2.10.9 Employment Matters. The Company and its subsidiary and the Seller (i) are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages due to be paid to any Employee on or before the date hereof or for any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment due to be paid on or before the date hereof to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

                 2.10.10 Labor. No work stoppage or labor strike against the Company or its subsidiary is pending or, to the knowledge of the Company and the Seller, threatened. Except as set forth in Schedule 2.10.10, neither the Company nor its subsidiary (i) is involved in or, to the knowledge of the Company and the Seller, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated. Except as set forth in Schedule 2.10.10, no Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

                 2.10.11 501(c)(9) Trust. No Company Benefit Plan nor Employment Agreement is funded by a trust described in Section 501(c)(9) of the Code.

                 2.11 Intellectual Property. Schedule 2.11 lists all trademark and service mark registrations, copyrights registration (other than commercially available software), trade names and patents and applications for any of the foregoing (i) owned by the Company or its subsidiary and (ii) licensed by the Company or its subsidiary. Except as set forth in Schedule 2.11, the Company and its subsidiary own or have the right to use the Intellectual Property free and clear of all Liens, except Permitted Liens. Except as set forth in Schedule 2.11, neither the Company nor its subsidiary has notice of any claim that it is infringing, misappropriating or otherwise coming into conflict with the U.S. or Canadian intellectual property rights of any person and the Seller has no knowledge of any infringement or misappropriation of, or conflict with, any Intellectual Property by any other person. Except as set forth in Schedule 2.11, neither the Company nor its subsidiary has granted any royalty-bearing or exclusive licenses of any Intellectual Property to any other person.

                 (b) "Intellectual Property" means in each case to the extent used or held for use in the conduct of the business of the Company or its subsidiary in the United States and Canada, all United States and Canadian (i) inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and all applications, registrations and renewals in connection therewith, (iv) know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software (including data and related documentation), (vi) other proprietary rights and (vii) copies and tangible embodiments thereof (in whatever form or medium) located in the United States and Canada.

                 2.12  Governmental Authorizations; Compliance with Law.
Except as otherwise set forth in Schedule 2.12 and as required by the HSR Act, the Company and its subsidiary hold all licenses, permits and other governmental authorizations necessary to conduct their business as currently conducted in all material respects and neither the Company nor its subsidiary has received any notice of any violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise, or other governmental authorization or approval applicable to it or to any of its properties, except for violations which would not, individually or in the aggregate, reasonably be expected to result in a liability in excess of $50,000 to the Company or its subsidiary. This Section 2.12 does not relate to matters with respect to taxes which are the subject of Section 2.14, to employee benefit matters which are the subject of Section 2.10 or to environmental matters which are the subject of Section 2.17. Except as set forth in Schedule 2.12, and except for products liability matters which are covered by Section 2.23, the business of the Company and its subsidiary is being conducted and since January 1, 1991 has been conducted in compliance with all laws, statutes, rules, regulations, judgments, orders, decrees, permits, concessions, franchises and other governmental authorizations and approvals applicable to them or to any of their properties, except for any noncompliance with such laws, statutes, rules, regulations, judgments, orders, decrees, permits, concessions, franchises and other governmental authorizations and approvals which would not, individually or in the aggregate, reasonably be expected to result in a liability to the Company or its subsidiary in excess of $50,000.

                 2.13 Litigation. Except as otherwise set forth in Schedule 2.13, Schedule 2.14(d) or Schedule 2.14(e), there are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Seller, threatened, which involve the Company, its subsidiary or any of their respective assets or properties.

                 2.14 Taxes. (a) Except as set forth on Schedule 2.14(a), all material Returns (as such capitalized term (and any other capitalized term used in this Section 2.14 without definition are defined in subsection (j) below) in respect of each member of the Company Group required to be filed on or before the Closing Date will by the Closing Date have been duly and timely filed or the time for filing such Returns shall have been validly extended to a date after the Closing Date. Except for Taxes set forth on Schedule 2.14(a) and Taxes to the extent reflected or reserved against in the final Closing Balance Sheet, all Material Taxes (whether or not shown on such Returns) due and payable by or with respect to each member of the Company Group on or before the Closing Date will by the Closing Date have been duly and timely paid. Except for Taxes set forth on Schedule 2.14(a) and Taxes to the extent reflected or reserved against in the final Closing Balance Sheet, all Material Taxes required to be withheld by each member of the Company Group in connection with amounts paid to any employee, independent contractor or creditor or other third party on or prior to the Closing Date will by the Closing Date have been duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose. Except as set forth on Schedule 2.14(a), all material Returns in respect of each member of the

Company Group required to be filed on or before the date hereof have been duly and timely filed or the time for filing such Returns shall have been validly extended. Except for Taxes set forth on Schedule 2.14(a) and Taxes to the extent reflected or reserved against in the July Balance Sheet, all material Taxes (whether or not shown on such Returns) due and payable by or with respect to each member of the Company Group on or before the date hereof have been duly and timely paid. Except for Taxes set forth on Schedule 2.14(a) and Taxes to the extent reflected or reserved against in the July Balance Sheet, all material Taxes required to be withheld by each member of the Company Group in connection with amounts paid to any employee, independent contractor or creditor or other third party on or prior to the date hereof have been duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose.

                 (b) Except as set forth on Schedule 2.14(b), no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of Taxes in respect of any member of the Company Group, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority.

                 (c) Except as set forth on Schedule 2.14(c), (i) no member of the Company Group has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Returns or paying Taxes and (ii) there are no tax allocation or tax sharing agreements between any member of the Company Group, on the one hand, and the Seller or any affiliate of the Seller (other than the Company Group) (the "Non-Company Affiliate"), on the other hand.

                 (d) Except as set forth on Schedule 2.14(d), (i) no material Taxes in respect of any member of the Company Group have been asserted by any governmental authority since December 31, 1988 to be due, (ii) no revenue agent's report or written assessment for Taxes has been issued by any governmental authority in the course of any audit of Taxes in respect of any member of the Company Group that has been completed since December 31, 1991, and (iii) no issue has been raised by any governmental authority in the course of any audit of Taxes in respect of any member of the Company Group that has not been completed, which issue has been raised in a writing that has been received by the Seller or any member of the Company Group or, to Seller's knowledge, has been made or threatened (other than in writing) since December 31, 1995, (iv) there are no pending Tax audits, examinations, investigations or proceedings relating to any member of the Company Group, which audits, examinations, investigations or proceedings have been raised in a writing that has been received by the Seller or any member of the Company Group, or, to Seller's knowledge, have been made or threatened (other than in writing) since December 31, 1995, (v) there are no Tax rulings, requests for rulings or closing agreements relating to any member of the Company Group which could affect its liability for Taxes for any period after the Closing, (vi) complete copies of Returns for all members of the Company Group, that have been filed from and after January 1, 1995 through the date hereof, have been made available to the Purchaser prior to the date hereof, provided that with respect to federal Income Taxes and state, local and foreign Income Taxes with respect to which any member of the Company Croup has filed a combined, consolidated, or unitary state, local or foreign Income Tax Return with either of the Seller or any of the Non-Company Affiliates, the Seller has made available to the Purchaser pro-forma Returns that include only those items relating to the Company Group, which pro-forma Returns have been prepared on a basis consistent with the actual federal Income Tax Returns or combined, consolidated or unitary state, local or foreign Income Tax Returns to which they relate and (vii) the Income Tax Returns of each member of the Company Group for all taxable periods ending before December 31, 1990 have been examined by the relevant taxing authority or the periods covered by such Returns have been closed by the applicable statute of limitations.

                 (e) Except as set forth on Schedule 2.14(e), no claim has been made by any taxing authority in any jurisdiction where any member of the Company Group does not file Returns that such member is or may be subject to taxation by that jurisdiction, which claim has been raised in a writing that has been received by the Seller or any member of the Company Group or, to the Seller's knowledge, has been made or threatened (other than in writing) since December 31, 1995.

                 (f) Schedule 2.14(f) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any member of the Company Group has filed income, franchise, sales and use Tax Returns for taxable periods ending after December 31, 1995.

                 (g) Except as set forth on Schedule 2.14(g), there are no tax liens on any assets of any member of the Company Group, except liens for Taxes which are not yet due and payable.

                 (h) Each member of the Company Group is a member of the affiliated group (within the meaning of Code Section 1504) of corporations filing a consolidated federal Income Tax Return of which the Seller is the common parent.

                 (i) Except as set forth on Schedule 2.14(i), no extension of time within which to file any Return that relates to any member of the Company Group has been requested which Return has not since been filed.

                 (j)  Definitions.

                 (i) "Company Group" means the Company and the subsidiary set forth in Schedule 2.5.

                 (ii)  "IRS" means the United States Internal Revenue Service.

                 (iii) "Material" means which would, individually or in the aggregate, reasonably be expected to result in a liability to the Company or its subsidiary in excess of $50,000.

                 (iv) "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including without limitation all income taxes, franchise taxes, withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, payroll taxes, capital taxes, net worth taxes, estimated taxes and other similar taxes or governmental charges imposed on or payable to the United States or any state, county, local or foreign government, subdivision or agency thereof, together with all interest and penalties and other additions payable with respect thereto.

                 (v) "Returns" means any return, report, declaration, form or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 2.15 Absence of Changes. Since July 25, 1997, other than in connection with the transactions contemplated by this Agreement or as set forth in the schedules to this Agreement:

                 (a) there has not been any material adverse change or event in the business or financial condition of the Company and its subsidiary taken as a whole, other than those relating to or as may be a result of (i) the transactions contemplated by this Agreement or (ii) generally applicable economic conditions or the Company's industry in general;

                 (b) the Company and its subsidiary have conducted their business in the ordinary course consistent with past practice, and neither the Company nor its subsidiary has:

                 (i) purchased or redeemed any shares of its capital stock or issued or agreed to issue any capital stock or other equity securities or amend any of the terms of any equity securities outstanding on the date hereof;

                 (ii) incurred any long-term indebtedness for borrowed money or entered into any guaranty;

                 (iii) mortgaged, pledged or, except for Permitted Liens, subjected (or permitted to be subjected) to any Lien any of its properties or assets;

                 (iv) made any material change in its accounting methods, principles or practices;

                 (v) other than for fair value in the ordinary course of business consistent with past practice, sold any assets of the Company or its subsidiary;

                 (vi) other than in the ordinary course of business consistent with past practice, increased the benefits payable under or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit or compensation plan, or in any other fashion increased the compensation payable or to become payable to any officers or employees of the Company or its subsidiary, or entered into any contract or other binding commitment to effect any of the foregoing;

                 (vii) amended the Certificate of Incorporation or By-Laws of the Company or its subsidiary;

                 (viii) canceled or forgiven any debts or claims, except in the ordinary course of business consistent with past practice;

                 (ix) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the ordinary course of business;

                 (x) approved any new capital expenditure in excess of $100,000; or

                 (xi) changed its pricing, marketing and sales practices, in any material respects, other than in the ordinary course of business consistent with past practice;

provided, however, that no provision of this Agreement shall restrict or (except for Sections 1.3 and 1.4) otherwise adversely affect the ability of the Company or its subsidiary to distribute all of its cash, cash equivalents and intercompany accounts receivable or use all of its cash and cash equivalents on or prior to the close of the business day immediately preceding the Closing Date, through legal dividends to its stockholders, repayment of outstanding liabilities or otherwise.

                 2.16 Insurance. Schedule 2.16 lists, as of the date hereof, all of the policies of insurance carried by the Company or its subsidiary or covering the Company or its subsidiary or any of their assets or properties, specifying in each case the policy limit, type of coverage and deductibles. Such policies are in full force and effect and all premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provisions for the payment by Seller thereof has been made. Neither the Seller nor any of its subsidiaries has received any notice of increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. To the knowledge of the Seller, neither the Seller nor any of its subsidiaries has failed to give any notice or present any claim under any of such insurance policies relating to the business, assets or properties of the Company or its subsidiary in due and timely fashion or has otherwise, through any act, omission or nondisclosure, jeopardized or impaired full recovery under such policies, except where such failures, acts, omissions or nondisclosures would not, individually or in the aggregate, reasonably be expected to result in a liability to the Company or its subsidiary in excess of $50,000. There are no claims by the Seller or any of its subsidiaries under any of such policies relating to the business, assets or properties of the Company or its subsidiary as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

                 2.17 Environmental Compliance and Conditions. (a) Except as set forth on Schedule 2.17, the Company and its subsidiary have, to the knowledge of the Seller, all permits, licenses, authorizations, registrations and other governmental consents required under federal, state and local laws and regulations, statutes and ordinances ("Environmental Laws") governing any matters ("Environmental Matters") arising out of, resulting from or relating to the pollution, contamination or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, wastes or chemicals ("Hazardous Substances") into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or waste and all such permits are in full force and effect except where the failure to hold such licenses, permits and authorizations would not, individually or in the aggregate, reasonably be expected to result in a liability to the Company or its subsidiary in excess of $50,000.

                 (b) Except as set forth on Schedule 2.17, the Company and its subsidiary are in compliance with and since June 30, 1993 have been in compliance with all applicable Environmental Laws or any written notice or demand letter issued thereunder, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a liability to the Company or its subsidiary in excess of $50,000.

                 (c) Except as set forth in Schedule 2.17, none of the Company, its subsidiary or the Seller has received any notice (written or oral) or other communication that the Company or its subsidiary (or the Seller with respect to the Company or its subsidiary) is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Substances.

                 2.18 Affiliate Transactions. Except as set forth in Schedule 2.18, neither the Company nor its subsidiary is party to any agreement with (a) any of their respective directors or officers or (b) the Seller or any of its subsidiaries (other than the Company and its subsidiary). Except as set forth in Schedule 2.18, neither the Seller nor any of its affiliates (other than the Company and its subsidiary) owns any property or asset which is material to and used by the Company or its subsidiary. Schedule 2.18 sets forth a list of all services provided by the Seller or any of its subsidiaries (other than the Company and its subsidiary) to the Company or its subsidiary.

                 2.19 Banking and Agency Arrangements. Schedule 2.19 sets forth a list of: (a) each bank, savings and loan or similar financial institution in which the Company or its subsidiary has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by the Company or its subsidiary and (b) the names of all persons authorized to draw on each such account or to have access to any such safe deposit box facility.

                 2.20  Customers.  Schedule 2.20 lists for the 1996 fiscal year
(a) the names and addresses of the five largest customers of the Company and its subsidiary based on the aggregate value of goods and services ordered from the Company and its subsidiary by such customers during such year and (b) the amount for which each such customer was invoiced during such year. The Seller has no knowledge that any of the customers listed on Schedule 2.20 (i) has terminated or cancelled its business relationship with the Company or its subsidiary, (ii) intends within the six-month period after the Closing Date to order materially less quantities of the Company's products as compared to the corresponding period during 1996-1997 or (iii) has requested a discount from those prices charged to such customers in 1997 to date.

                 2.21 Suppliers; Raw Materials. Schedule 2.21 lists for the 1996 fiscal year (a) the names and addresses of the five largest suppliers of the Company and its subsidiary based on the aggregate value of raw materials, supplies, component parts, merchandise and other goods and services ordered by the Company and its subsidiary from such suppliers during such year and (b) the amount for which each such supplier invoiced the Company and its subsidiary during such year. The Seller has no knowledge that any of the suppliers listed on Schedule 2.21 (i) has terminated or cancelled its business relationship with the Company or its subsidiary, (ii) has announced a material price increase with respect to any of its products since July 25, 1997 or (iii) will not supply materially the same quantities of products to the Company within the six-month period after the Closing Date as compared to the corresponding period during 1996-1997.

                 2.22 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Seller or the Company in such manner as to give rise to any valid claim against the Purchaser, the Seller or the Company for any brokerage or finder's commission, fee or similar compensation.

                 2.23 Products. To the Seller's knowledge, there are no statements, citations or decisions by any governmental entity stating that any product currently manufactured, sold, distributed or marketed by the Company or its subsidiary ("Products") is defective or unsafe or fails to meet any standards promulgated by any governmental entity. Except as set forth on
Schedule 2.23, there is, to the knowledge of the Seller, no defect relating to any Product that, to the Seller's knowledge, may impose upon the Company or its subsidiary a duty to recall any Product or a duty to warn customers of such a defect. No Product is currently the subject of any recall campaign, whether voluntary or involuntary. Except as set forth on Schedule 2.23, no

Product is subject to any express guaranty or warranty beyond the applicable standard terms and conditions of sale, a copy of which is included in Schedule 2.23.

                 2.24 Guaranties. Schedule 2.24 sets forth a list of each of the Credit Support Arrangements (as defined in Section 4.8), copies of which have previously been provided to the Purchaser.

                 3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

                 3.1 Corporate Status and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Purchaser which constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                 3.2 No Conflicts. (a) Except as set forth in Schedule 3.2, the execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with the certificate of incorporation or by-laws of the Purchaser, (ii) subject to obtaining the consents referred to in Section 3.2(b), any breach or violation of or default under any law, rule, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien other than Liens created by the Seller, except in the case of clause (ii) only for such breaches, violations or defaults which would not, individually or in the aggregate, impair the ability of the Purchaser to fulfill its obligations hereunder.

                 (b) Except as set forth in Schedule 3.2, no consent, approval or authorization of or filing with any governmental authority or third party is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, if any, required with respect to the HSR Act.

                 3.3 Financial Ability to Perform. The Purchaser will have sufficient funds on hand at the Closing Date to purchase the Shares on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby.

                 3.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened, which question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.

                 3.5 Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended.

                 3.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, the Seller or the Company for any brokerage or finder's commission, fee or similar compensation.

                 4.  Certain Covenants.

                 4.1  Obligations of Both the Parties.

                 4.1.1 Closing Conditions. The parties shall use their commercially reasonable best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Section 6 and to effect the consummation of the transactions contemplated by this Agreement by November 3, 1997. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such governmental authorities and third parties as shall be necessary to permit the consummation of the transactions contemplated by this Agreement. In the event that all such consents, authorizations and approvals are not obtained by the Closing and the Purchaser waives the condition set forth in Section 6.4.6, then the Purchaser will, and will cause the Company to, indemnify the Seller and its affiliates from and against any loss, obligation, cost or expense (including reasonable attorneys' fees) that any of them may suffer as a result of such consents, authorizations and approvals having not been obtained.

                 4.1.2 Hart-Scott-Rodino Act. Each of the Seller and the Purchaser shall (a) prepare and file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form, if any, required for the transactions contemplated hereunder by the HSR Act, including without limitation, a request for early termination of the waiting period thereunder, and (b) respond promptly to inquiries, if any, from the Federal Trade Commission or the Department of Justice in connection with such filing. The Purchaser will be responsible for all filing fees in connection with the filings required by the HSR Act and each party shall bear the expenses for the preparation of their documentation for the filing. If the Purchaser concludes that no filing is required under the HSR Act, it will provide the Purchaser on the Closing Date with an officer's certificate containing mutual acceptable representations and warranties regarding the facts underlying the exemption on which the Purchaser is relying.

                 4.2  Obligations of the Seller.

                 4.2.1 Conduct of Business, etc. From the date hereof until the Closing, except (a) for entering into this Agreement, (b) for the effect of the consummation of the transactions contemplated hereby, (c) for the performance of the Seller's obligations hereunder, (d) as contemplated by the Company's budgets heretofore made available to the Purchaser or (e) as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld or delayed, the Seller shall cause the Company and its subsidiary to (i) conduct their business in the ordinary course consistent with the manner in which it previously has been conducted, (ii) not take any action that would cause a material breach of any representation or warranty of the Seller contained in this Agreement, and (iii) not take any action that would be reasonably expected to have a material adverse effect on the Company's business, properties and relationships with its customers, suppliers and employees.

                 4.2.2 Access and Information. The Seller shall, and shall cause the Company and its subsidiary to (a) give to the Purchaser or its authorized representatives reasonable access at all reasonable times to the properties, books and records of the Company and its subsidiary and of the Seller and its affiliates to the extent they reasonably relate to business, assets or properties of the Company and its subsidiary and (b) furnish to the Purchaser or its authorized representatives such financial and operating data and other information with respect to the business and properties of or otherwise relating to the Company or its subsidiary, in each case, as the Purchaser may reasonably request, provided that the Purchaser shall not be entitled to any such access, information or documents for the purposes of conducting any environmental audit or assessment without the prior written consent of the Seller. All such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated September 20, 1997 (the "Confidentiality Agreement"), between the Purchaser and the Seller. The Purchaser hereby agrees that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents or other information relating to the Seller provided to the Purchaser or its affiliates or any of their respective advisers or employees pursuant to this Agreement.

                 4.3 Payment of Transaction-Related Taxes. Each of the Seller and the Purchaser shall be responsible for 50% of any sales, use, transfer, documentary or other similar Taxes that relate to the purchase and sale of the Shares pursuant to this Agreement, provided that in the event such Taxes exceed $50,000 then the Seller shall be solely responsible for such excess.

                 4.4  Taxes.

                 (a)  Payments

                 (i) Seller's Responsibility. The Seller shall be responsible for and pay or cause to be paid (without duplication) (A) all Combined Income Taxes with respect to members of the Company Group, (B) any liability of any member of the Company Group for Taxes arising under
         Section 1.1502-6 of the Treasury Regulations or analogous provisions of state, local or foreign law and (C) all other Income Taxes (but excluding any such Income Taxes paid to the relevant taxing authorities on or before the Closing Date) with respect to members of the Company Group for taxable periods (or portions thereof) ending on or before the Closing Date (determined by an interim closing of the books of the member of the Company Group as of the close of business on the Closing Date) but only to the extent that the liability for such Taxes exceeds the amount of such Taxes reflected on the Final Closing Balance Sheet (the "Separate Income Taxes"), provided that the Seller shall not be liable for any interest, penalties or additions to such Taxes due to the Purchaser's failure to timely file any Return for which the Purchaser has filing responsibility hereunder or timely pay any Tax with respect to such Returns unless such failure is caused (in whole or in part) by any action or inaction of the Seller or any Non-Company Affiliate. The Seller shall not be responsible for Income Taxes of the Purchaser or a member of the Company Group except to the extent provided in the preceding paragraph or as otherwise specifically provided herein.

                 (ii) The Purchaser's Responsibility. The Purchaser (A) shall pay or cause to be paid to the relevant taxing authority all Taxes payable with respect to any member of the Company Group that are not described as being the responsibility of the Seller in Section 4.4(a)(i) or Section 4.4(i) and (B) notwithstanding the provisions of
         Section 4.4(m) of this Agreement, shall pay, with respect to Combined Income Taxes, to the Seller (x) $2,357,000 within 30 days after the Closing Date and (y) $1,650,000 on or before February 15, 1998. On the day the Closing Balance Sheet becomes final, Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as appropriate, an amount reflecting the difference between the amount of such Taxes reflected on the Final Closing Balance Sheet and $4,007,000. This Section 4.4(a)(ii) shall in no manner operate to limit Purchaser's claim for a breach of representation pursuant to Section 7.2.1 herein.

                 (b)  Returns.

                 (i) Seller's Responsibility. The Seller and the Purchaser shall cause the Company and other members of the Company Group, to the extent permitted by law, to join, for all taxable periods (or portions thereof) ending on or prior to the Closing Date, in (A) the consolidated federal Income Tax Returns of the affiliated group of corporations filing a consolidated federal Income Tax Return, of which the Seller is a member (the "Seller's Consolidated Group") and (B) the combined, consolidated or unitary Returns for state and local Income Taxes with respect to (x) which the Company or such other member filed such a Return for the most recent taxable period for which a Return has been filed prior to the Closing Date and may file such a Return for such taxable periods ending on or prior to the Closing Date or (y) which the Company or such other member is required to file such a Return for such taxable periods ending on or prior to the Closing Date. The income, deductions and credits of the Company or such other member of the Company Group for taxable periods ending on or prior to the Closing Date (including, without limitation, income attributable to the Section 338(h)(10) Elections) shall be included in the consolidated federal Income Tax Returns of the Seller's Consolidated Group and in such combined, consolidated and unitary Returns where applicable.

                          (ii)  Separate Income Tax Returns

                          (A) Return other than Straddle Returns. The Purchaser shall prepare (or cause to be prepared), timely deliver (or cause to be timely delivered) to the Seller and timely file (or cause to be timely filed) all Income Tax Returns of any member of the Company Group (other than those addressed in (b)(i) above) for any taxable period ending on or before the Closing Date, which Returns are not required to be filed as of the Closing Date. The Seller shall, consistent with the manner that payments must be made with respect to each of such Returns, upon written notice by the Purchaser, provide the Purchaser with funds to timely pay the portion of the Tax liability shown on such Return which is a Separate Income Tax described as being the responsibility of the Seller under Section 4.4(a)(i)(C), and Purchaser shall pay or cause to be paid such amounts to the appropriate taxing authority.

                          (B) Straddle Returns. The Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns for any member of the Company Group for taxable periods commencing prior to the Closing Date and ending subsequent to the Closing Date (the "Straddle Returns" and the "Straddle Periods"). The Seller shall, consistent with the manner that payments must be made with respect to each of such Returns, upon written notice by the Purchaser, provide the Purchaser with funds to timely pay the portion of the Tax liability shown on such Return which is a Separate Income Tax described as being the responsibility of the Seller under Section 4.4(a)(i)(C), and Purchaser shall pay or cause to be paid such amounts to the appropriate taxing authority.

                          (C)  Filing Procedures.  The Returns referred to in
                 (A) and (B) above, shall, to the extent not otherwise required by law, be prepared in a manner consistent with the Company Group's past practice (including any Tax elections and methods of accounting). With respect to any Return (including amended Returns) referred to in (A) and (B) above or any other Return (including amended Returns) relating to Separate Income Taxes, the Purchaser shall provide to the Seller a draft of such Return and Tax information (including, without limitation, work papers and schedules) for review of such Return in a timely manner no later than 45 days prior to the due date (taking into account valid extensions) of such Return. The Seller shall have the right at its expense to review all work papers and procedures used to prepare each such draft Return. Unless the Seller timely objects as specified in this Section 4.4(b)(ii)(C), each such draft Return shall be final and binding on the parties without further adjustment. If the Seller objects to any item on any such draft Return, it shall, within 22 days after delivery of such draft Return, notify the Purchaser in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, any disputed item shall be resolved pursuant to the Tax Dispute Resolution Mechanism. Upon resolution of all disputed items, such Return shall be adjusted to reflect such resolution and shall be final and binding on the parties without further adjustment.

                          (D)  Notwithstanding the other provisions of this
                 Section 4.4, (x) if the Purchaser shall fail to provide notice to the Seller with respect to a Return or to an audit relating to a Separate Income Tax as provided in Section 8.8, the Seller shall not be required to pay to the Purchaser pursuant to this Section 4.4 any portion of such Separate Income Tax to the extent that such failure to give notice results in a lack of actual notice to the Seller and the Seller is materially prejudiced as a result of such failure or (y) if the Purchaser shall file any Return (including amended Returns) relating to any Separate Income Tax or any Return (including amended Returns) described in Section 4.4(b)(ii)(A) or (B) without complying with the provisions of Section 4.4(b)(ii)(C), the Seller shall not be required to pay to the Purchaser pursuant to this Section 4.4 any portion of such Separate Income Tax to the extent that the Seller is materially prejudiced as a result of such failure to comply (in each case, except to the extent such failure was caused by Seller).

                 (iii) Purchaser's Responsibility. The Purchaser shall file, or cause to be filed, all Returns relating to the business or assets of the Company Group and which do not also relate to the Seller or a Non-Company Affiliate other than those Returns described in Section 4.4(b)(i).

                 (c) Cooperation; Access; Record Retention. The Purchaser and the Seller shall cooperate, and the Purchaser shall cause the Company Group to cooperate with the Seller, with respect to the preparation and filing of any Return for which the other is responsible pursuant to Section 4.4(b) (including, but not limited to, providing work papers and schedules). The parties agree to retain, and to cause the Company Group to retain, all books, records, Returns, schedules, documents, work papers and other material items of information relating to Taxes for periods (or portions thereof) ending or prior to on the Closing Date for the longer of (i) the seven-year period beginning on the Closing Date or (ii) the full period of the applicable statute of limitations, including any extension thereof.

                 (d) Refunds. Subject to the provisions of this Section 4.4(d), (i) the Seller shall be entitled to retain, or receive prompt payment from the Company or the Purchaser of, any refund or credit with respect to Income Taxes, plus any interest received with respect thereto from the applicable taxing authorities, net of any Tax cost to the Purchaser or any member of the Company Group with respect to the receipt of such refund or such interest, relating to any member of the Company Group for periods on or prior to the Closing Date, and (ii) the Purchaser or the Company shall be entitled to retain, or receive prompt payment from the Seller of, any refund or credit with respect to Taxes, plus any interest received with respect thereto from the applicable taxing authorities, relating to any member of the Company Group for periods after the Closing Date, provided that no member of the Company Group shall carry back any item of loss, deduction or credit from a Return described as being the responsibility of the Purchaser in Section 4.4(b)(iii), to a Return described as being the responsibility of the Seller in Section 4.4(b)(i), and provided, further that any refund relating to Income Taxes that is reflected on the Final Closing Balance Sheet, net of any Tax cost to the Seller or any Non-Company Affiliate with respect to the receipt of such refund, shall be for the benefit of the Purchaser, subject to the provisions of this
Section 4.4(d). The Purchaser and the Seller shall cooperate, and the Purchaser shall cause the Company Group to cooperate with the Seller, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 4.4(d). Such cooperation shall include providing all relevant information available to the Seller or the Purchaser (through the Company or otherwise), as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to the Seller or the Purchaser, as the case may be, and, in accordance with this provision, any amount received by the Purchaser (or any member of the Company Group) or the Seller, as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties, provided, further that neither the Seller, the Purchaser nor the Company Group shall have an obligation to pursue or assist in the pursuit of a refund in the event they determine, in their reasonable good faith judgement, that the pursuit of such refund would have an adverse effect upon the tax position of the Seller, the Purchaser or any member of the Company Group, as the case may be. The party that is to enjoy the economic benefit of a refund under this Section 4.4(d) shall bear the out-of-pocket expenses of the other party reasonably incurred in seeking such refund. If one party is to enjoy the economic benefit of a refund under this Section 4.4(d), but the refund involves an issue that could have a material adverse effect on the other party, the party that would enjoy the economic benefit shall give notice to the other party and keep the other party reasonably informed with respect to such issue.

                 (e) Audits. Each of the Purchaser and the Seller shall promptly notify the other in writing within ten business days from its receipt of written notice of (i) any pending or threatened Tax audits or assessments of any member of the Company Group, as long as any taxable periods ending on or prior to, or beginning before and ending after, the Closing Date remain open, and (ii) any pending or threatened Tax audits or assessments of the Purchaser or the Seller, or any of its affiliates thereof, in each case that may affect the Tax liabilities of any member of the Company Group for any taxable period ending on or prior to, or beginning before and ending after, the Closing Date. The Seller shall have the right to represent the interests of the Company Group in any Tax audit or administrative or court proceeding to the extent relating to Income Taxes for periods on or prior to the Closing Date, and to employ counsel of its choice at its expense. The Purchaser shall have the right to represent the interests of the Company Group in any Tax audit or administrative or court proceeding not described in the immediately preceding sentence and to employ counsel of its choice at its expense. The Purchaser and the Seller shall reasonably cooperate, and the Purchaser shall cause the Company Group to reasonably cooperate with the Seller, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in this
Section 4.4(e). Such cooperation shall include providing all relevant information available to the Seller or the Purchaser (through the Company or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, including, without limitation, to prepare responses to requests for information, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

                 (f)  Section 338(h)(10) Election.

                 (i) Election; Payment. The Purchaser and the Seller shall join in an election with respect to each member of the Company Group pursuant to section 338(h)(10) of the Code, and the Purchaser shall and the Seller shall (or shall cause the proper Non-Company Affiliate to) join in all comparable elections under state and local Income Tax law (the "Section 338(h)(10) Election") and, if applicable, any Additional Section 338 Election. The Seller shall be responsible for and shall indemnify the Purchaser and the Company Group from any Losses arising from any Section 338(h)(10) Election or

         Additional 338 Election being invalid or improperly or untimely filed to the extent attributable to (i) Seller's failure to timely or validly execute any Section 338 Forms or file any Section 338 Forms with any applicable Income Tax Return (except, in each case, to the extent caused by Purchaser), (ii) any information provided by Seller in connection with the Section 338 Forms being inaccurate or incomplete or (iii) the inaccuracy of the representation set forth in
         Section 2.14(h). Buyer shall be responsible for and shall indemnify Seller and the Non-Company Affiliates from any Losses arising from any
         Section 338(h)(10) Election or Additional 338 Election being invalid or improperly or untimely filed to the Purchaser's failure to timely or validly execute or file any Section 338 Forms (except, in each case, to the extent caused by Seller) or (ii) any information provided by Purchaser in connection with the Section 338 Forms being inaccurate or incomplete.

                 (ii) Forms. The Purchaser shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Election and the Additional Section 338 Elections (including, without limitation, IRS Form 8023-A (or its successor form) and any similar forms under applicable state or local Income Tax law (each such form a "Section 338 Form")). The Seller shall cooperate in good faith with the Purchaser, and shall promptly provide the Purchaser with all information reasonably requested by the Purchaser and relevant to the preparation of the Section 338 Forms.
         At least 90 days prior to the latest date for the filing of each
         Section 338 Form, the Purchaser shall furnish the Seller with a copy of each such draft Section 338 Form prepared by the Purchaser together with (x) a proposed allocation of the purchase price for the deemed sale of assets resulting from the Section 338(h)(10) Elections and the Additional Section 338 Elections (referred to in applicable Treasury Regulations under Section 338 as the "MADSP") among the assets acquired in the deemed sale and (y) a copy of a report of the proposed allocation prepared by a firm of independent appraisers of nationally recognized reputation (the "Report"), the fees and expenses of which shall be borne by the Purchaser, setting forth the estimated fair market values of the assets of the Company and, to the extent relevant to such deemed sale, other member of the Company Group. The Seller and the Purchaser shall cooperate in good faith in determining the amount of the liabilities on the Closing Date of the Company and those members of the Company Group to which the Section 338(h)(10) Elections and the Additional Section 338 Elections apply and the MADSP, provided that the Seller shall accept the Purchaser's determination (the "Determination") of the amount of such liabilities, the MADSP, and the allocation thereof if the Determination is reasonable, consistent with the Report
         and in accordance with applicable Tax law.   Any disputes with respect
         to whether the Determination meets the foregoing standards shall be governed by the Tax Dispute Resolution mechanism.

                 (g) Modification; Revocation. The Purchaser and the Seller agree that none of them shall, or shall permit any of their affiliates to, take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election and the Additional Section 338 Elections following the filing of the Section 338 Forms, without the written consent of the Seller and the Purchaser, as the case may be.

                 (h) Consistent Treatment. The Purchaser and the Seller shall, and shall cause their respective affiliates to, (i) file all Returns in a manner consistent with the information contained in the Section 338 Forms and the Final Allocation, and (ii) to act in accordance with the information contained in the Section 338 Forms and the final determination of the MADSP and the Final Allocation in the course of any tax audit, tax appeal or litigation unless otherwise required by law. The Seller shall file (or cause to be filed) a copy of (i) the executed Form 8023-A with its consolidated federal Income Tax Return for the taxable year including the Closing Date and (ii) any analogous state or local forms required to be filed in the combined, consolidated or unitary state Income Tax Returns with respect to which any member of the Company Group is required to file with either of the Seller or any of the Non-Company Affiliates for the taxable year including the Closing Date.

                 (i) Taxes and Expenses Resulting from Election. The Seller shall be responsible for all Income Taxes resulting from (i) the Section 338(h)(10) Elections, (ii) any other elections pursuant to Section 338 of the Code or analogous provisions of state or local law that are made or deemed to be made automatically as a result of the Section 338(h)(10) Elections and (iii) any election under Code Section 338 or analogous provisions of state or local law with respect to jurisdictions in which any member of the Company Group has filed any Income Tax return or has been included in a combined, consolidated or unitary Income Tax Return, prior to the Closing Date and with respect to taxable periods ending after December 31, 1995 (elections made pursuant to part
(ii) and (iii) of this Section 4.4(i) referred to herein as the "Additional 338 Elections"). Notwithstanding anything herein to the contrary, Seller's responsibility shall, without limitation, include the payment of all Income Taxes arising with respect to all elections under Code Section 338 or analogous provisions of state or local law with respect to the states of New York, California, Pennsylvania and Michigan, and Seller shall, or shall cause the appropriate Non-Company Affiliate to join in any such elections to the extent necessary to obtain an asset basis step-up in such states. Notwithstanding any other provision of this Agreement, the Purchaser and its Affiliates (including the Company Group following the Closing) shall bear all administrative, appraisal, legal, accounting and similar expenses resulting from the making of the Section 338(h)(10) Election and the additional 338 Elections of the Purchaser and its Affiliates but not of the Seller and its Affiliates.

                 (j) Notices, etc. All notices and other materials required to be provided pursuant to this Section 4.4 shall be provided as set forth in
Section 8.8, but if to the Seller, additional copies shall be sent to Khadija Amsrouy, Esq., Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022.

                 (k) Conduct of Tax Affairs. Notwithstanding any other provision of this Agreement, the Purchaser shall be responsible for, and neither Seller nor any Non-Company Affiliates shall bear any incremental liability for Taxes that results from (i.e., that would not have arisen but for) the failure, following the Closing, of the Purchaser to cause any member of the Company Group to carry on its business on the Closing Date only in the ordinary course and in substantially the same manner as hereto conducted.

                 (l)  Tax Dispute Resolution Mechanism.  Wherever in this
Section 4.4 it shall be provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a settlement of the dispute, (ii) if the parties are unable to negotiate a resolution of the dispute within 15 days, the dispute will be submitted to Ernst & Young or other independent accountants of nationally recognized standing reasonably satisfactory to the Seller and the Purchaser (the "Tax Dispute Accountants")
(iii) the parties will present their arguments to the Tax Dispute Accountants within 15 days after submission of the dispute to the Tax Dispute Accountants,
(iv) the Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law and the provisions of this Agreement, within 15 days after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, (v) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (A) the date on which such payment or action would otherwise be required or (B) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution), provided that if a dispute with respect to an item in a Tax Return (including, but not limited to, Section 338 Forms) shall not be resolved on or before the date that is three business days prior to the latest date on which such Tax Return may be filed under applicable Tax law, then (x) the party having the responsibility for filing such Tax Return pursuant to
Section 4.4 shall file such Tax Return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unresolved disputed items in the manner proposed by such party, and shall, upon the resolution of all such unresolved disputed items, file an amended Tax Return reflecting the resolution thereof in the manner so resolved, and (y) the party who is not responsible for filing such Tax Return shall (or shall cause to) execute such Tax Return if such execution is reasonably necessary for such Tax Return to be effective and (vi) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne by the Seller and the Purchaser in accordance with the principles set forth in the last sentence of Section 1.4(c).

                 (m) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and other similar arrangements between any member of the Company group, on the one side, and Seller and any Non-Company Affiliate on the other side, shall be terminated, and no additional payments shall be made thereunder.

                 (n)  Definitions.

                 (i) "Code" means the United States Internal Revenue Code of 1986, as amended.

                 (ii) "Combined Income Taxes" means (A) all federal Income Taxes payable with respect to which any member of the Company Group has filed or is required to file (pursuant to Section 4.4(b)(i)) a consolidated federal Income Tax Return with the consolidated group of which the Seller is a member (the "Seller's Consolidated Group"), payable with respect to such member of the Company Group for all taxable periods or portions thereof ending on or prior to the Closing Date, (B) all state and local Income Taxes with respect to which any member of the Company Group has filed or is required to file pursuant to Section 4.4(b)(i) a combined, consolidated or unitary state or local Income Tax Return with either of the Seller or any of the Non-Company Affiliates, payable with respect to such member of the Company Group for all taxable periods or portions thereof ending on or prior to the Closing Date and (C) all Income Taxes resulting from the
         Section 338(h)(10) Elections.

                 (iii) "Income Taxes" means any Taxes computed in whole or in part based on or by reference to net income, capital, net worth or profit and any franchise, alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

                 (iv) "Treasury Regulations" means the regulations prescribed under the Code.

                 4.5 Publicity. No press release or public announcement related to this Agreement or the transactions contemplated hereby, shall be issued or made without the joint approval of the Seller and the Purchaser, unless required by law or New York Stock Exchange rule (in the reasonable opinion of counsel) in which case the Seller and the Purchaser shall have the right to review such press release or announcement prior to publication.

                 4.6 Notice. The Seller will provide notice to the Purchaser with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described in any schedule to this Agreement to make the representations and warranties of the Seller set forth in Section 2 true and correct in all material respects, such notice to be provided promptly following the time at which the Seller becomes aware of such matter. In no event shall any such notice be deemed to amend, supplement or modify any provision of this Agreement or the Schedules hereto in any way, including without limitation to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                 4.7 Contact with Customers and Suppliers. The Purchaser (and all of its agents and affiliates and any employees, directors or officers thereof) shall be permitted to contact and communicate with the employees, customers, suppliers and licensors of the Company and its subsidiary in connection with the transactions contemplated hereby.

                 4.8 Credit Support Arrangements. The Purchaser acknowledges that in the course of the conduct by the Company and its subsidiary of their business, the Seller and its subsidiaries other than the Company's subsidiary have entered into various arrangements (a) in which guarantees (including of performance under contracts, leases or agreements), letter of credit or other credit arrangements, including surety and performance bonds, were issued by or for the account of the Seller and its subsidiaries other than the Company's subsidiary or (b) in which the Seller and its subsidiaries other than the Company's subsidiary are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any case to support or facilitate business transactions by the Company and its subsidiary. Such arrangements are referred to herein as the "Credit Support Arrangements." The

Purchaser shall use its commercially reasonable best efforts following the Closing, and in any event within 180 days thereof, to (i) obtain replacement Credit Support Arrangements or (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or arrange for itself or one of its subsidiaries to be substituted as the obligor thereof. Following the Closing, the Purchaser shall, and shall cause the Company to, indemnify the Seller and its affiliates from and against any loss, obligations, cost or expense (including reasonable attorneys' fees) they may suffer arising out of the Credit Support Arrangements. The Purchaser shall, and shall cause the Company to, provide any financial information that the Seller may reasonably request to monitor the creditworthiness of the Company in respect of such indemnity obligations.

                 4.9 Exclusivity. The Seller shall not (and the Seller shall cause its affiliates, the Company and its subsidiary to not) (a) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Company and its subsidiary (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller shall not vote the Shares in favor of any such acquisition structured as a merger, consolidation or share exchange. The Seller shall notify the Purchaser promptly if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                 4.10 Covenant Not to Compete. For a period of five years from and after the Closing Date, the Seller and its subsidiaries shall not engage, directly or indirectly, in any business that either the Company or its subsidiary conducts as of the Closing Date in any geographic area in which either the Company or its subsidiary conducts that business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of such publicly traded company's businesses. The parties acknowledge that the time, scope, geographic area and other provisions of this
Section 4.10 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. However, if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The parties acknowledge that monetary damages will be inadequate for a breach of this Section 4.10 and that, accordingly, the Purchaser is entitled to seek injunctive relief, including specific performance, upon a breach of this Section 4.10.

                 4.11 Transition Services. For a period of time following the Closing Date as determined by the Purchaser, but in no event to exceed 90 days, the Seller shall continue to provide to the Company the services designated with an asterisk on Schedule 2.18 as "Transition Services." Prior to the Closing Date the Seller and the Purchaser shall agree on the compensation the Seller shall receive from the Company for the cost of each such Transition Service, it being understood that such compensation will be based on the Seller's costs.

                 4.12 Post-Closing Access. Following the Closing, the Seller shall, and shall cause its subsidiaries and its and their employees and accountants to, provide to the Purchaser or its authorized representatives reasonable access to the properties, books and records of the Seller and its subsidiaries to the extent they reasonably relate to the business, assets or properties of the Company and its subsidiary on or prior to the Closing Date, and to furnish the Purchaser or its authorized representatives such financial and operating data and other information reasonably related to the business, assets or properties of the Company on or prior to the Closing Date, as may be reasonably requested by the Purchaser. Without limiting the generality of the foregoing, the Seller shall use commercially reasonable efforts to cause its accountants to cooperate with the Purchaser and the Company in the preparation of financial statements of the Company and its subsidiary with respect to periods prior to the Closing Date, including, without limitation, providing such accountants work papers relating to the Financial Statements.

                 4.13 Insurance. The Seller has agreed that after the Closing Date it will make claims on behalf of the Company with respect to occurrences prior to the Closing Date pursuant to those insurance policies covering the Company's business and properties as of the Closing Date and which provide for insurance on an occurrence basis, provided that prior to the Closing the Seller and the Purchaser will mutually agree on (a) which insurance policies will be covered by this obligation and (b) the details of such arrangement so that the cost to the Seller (taking into account, among other things, adjustments to premiums, deductibles, co-payments, self-insurance arrangements, other reimbursement agreement obligations and administrative costs) is insignificant and provided, further, that the Seller will be permitted to cancel or amend any such insurance policies after the Closing provided that such cancellations or amendments are not specific to the Company and the Seller provides 60 days' advance notice thereof to the Company.

                 4.14 Intercompany Accounts. All intercompany accounts between the Company or its subsidiary, on the one hand, and the Seller and any of its subsidiaries, on the other hand, shall be canceled as of close of business on the business day immediately preceding the Closing Date, other than the intercompany account designated as the "Tax Intercompany Account" on
Schedule 2.18.

                 5.  Employees and Employee Benefit Plans.

                 5.1.1  Compensation and Benefits of Company Employees.   From
and after the Closing, the Purchaser shall, or shall cause the Company or the Company's subsidiary or one of the Purchaser's subsidiaries, as applicable, to honor, pay, perform, and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Company Benefit Plan (other than those Company Benefit Plans sponsored or maintained by Seller) (the "Assumed
Company Benefit Plans") and each Employment Agreement.   From and for a period
of one year after the Closing, the Purchaser shall, or shall cause the Company or the Company's subsidiary or one of the Purchaser's subsidiaries, as applicable, to provide each Employee providing services to the Company or its subsidiary immediately prior to the Closing (the "Active Employees") with a base salary, fees or commissions at least equal to the base salary, fees or commissions provided to such Employee immediately prior to the Closing and with benefits which are substantially comparable in the aggregate to the benefits provided to such Employee immediately prior to the Closing (excepting employer matching contributions provided to Employees under the Seller's Thrift Plan (as defined below), and benefits provided to Employees under the Seller's Employee Stock Ownership Plan and the Company's Profit Sharing/Bonus Plan). Nothing in this Section 5.1.1 shall preclude the Purchaser or the Company or its subsidiary from, at any time following the Closing, (i) amending, modifying or terminating any particular Assumed Company Benefit Plan pursuant to the relevant provision of such Assumed Company Benefit Plan or (ii) terminating the employment of any Active Employee.

                 5.1.2  Thrift & Stock Purchase Plan.

                 (a) As of the Closing Date, the Company and its subsidiary shall cease to be a participating employer under the Quaker State Thrift & Stock Purchase Plan

(the "Thrift Plan") and the Seller shall take any and all actions necessary to effect such cessation of participation. As soon as practicable, but in no event later than 120 days after the Closing Date, the Purchaser shall, or shall cause the Company to, establish or designate, a defined contribution plan intended to be qualified under Section 401(a) of the Code (the "Purchaser's Investment Plan") to provide benefits to the Active Employees who are participants in the Thrift Plan as of the Closing Date (the "Active Thrift Participants").

                 (b) As soon as practicable after the later of (i) the Closing Date and (ii) receipt by the Seller of an opinion of counsel to the Purchaser, in a form reasonably acceptable to the Seller, that Purchaser's Investment Plan, in form, meets the requirements of Sections 401(a) and (k) of the Code, the Seller shall cause to be transferred to the Purchaser's Investment Plan an amount equal to the account balances of all Active Thrift Participants as of the end of the most recent practicable business day (but not earlier than the third business day) ended immediately prior to the transfer date (the "Transfer Date"). Such distribution shall be effected by a transfer in cash or, with the written consent of the Purchaser, by the transfer of a proportionate interest in any investments held for the benefit of such Active Thrift Participants under the terms of the Thrift Plan, provided that, to the extent that any loan had been extended to any Active Thrift Participant from the Thrift Plan prior to the Closing Date, such loans and any promissory notes or other documents evidencing such loans shall be transferred to the Purchaser's Investment Plan and shall be valued based on the outstanding principal and interest due thereunder. From and after such transfer from the Thrift Plan to Purchaser's Investment Plan in accordance with the provisions of this Section 5.1.2, the Purchaser's Investment Plan shall be solely responsible for the provision of all benefits to the Active Thrift Participants previously provided under the Thrift Plan.

                 (c) During the period from the end of the period during which the Seller provides to the Company Transition Services pursuant to Section 4.11 (the "Transition Services Period") to the Transfer Date, the Purchaser shall (or shall cause the Company and its subsidiary) to use commercially reasonable efforts to collect from each Active Thrift Participant who, on the Closing Date, had an outstanding loan from the Thrift Plan which remains outstanding an amount sufficient to meet each and every scheduled payment on such loan that comes due after the end of the Transition Services Period and before the Transfer Date, and to remit promptly each amount withheld to the Trustee of the Thrift Plan to be applied to the repayment of such loan. The Seller and the Purchaser agree to, and to cause their respective agents, employees and affiliates, to provide the other with such reasonable information and cooperation as shall be necessary or appropriate to effect the administration of such outstanding loans during the period from and after the end of the Transition Services Period and to the Transfer Date.

                 5.1.3  Quaker State Pension Plan.

                 (a) As of the Closing Date, the Company and its subsidiary shall cease to be a participating employer under the Quaker State Pension Plan (the "Pension Plan") and the Seller shall take any and all actions necessary to effect such cessation of participation. As soon as practicable, but in no event later than 120 days after the Closing Date, the Purchaser shall, or shall cause the Company to, establish or designate, a defined benefit pension plan (the "Purchaser's Pension Plan") to provide benefits to the Active Employees who are participants in the Pension Plan as of the Closing Date (the "Active Pension Participants").

                 (b) As soon as practicable after the Closing Date, the Seller shall cause the actuary for the Pension Plan (the "Plan Actuary") to determine the present value of the accrued benefits as of the Closing Date of the Active Pension Participants, calculated on a plan termination basis in accordance with the requirements of Section 414(l) using the actuarial assumptions prescribed by the PBGC for single employer plans terminating on the Closing Date (the "Pension Liabilities"). The Plan Actuary shall then determine the amount of the assets of the Pension Plan not in excess of the Pension Liabilities which may be transferred to the Purchaser's Pension Plan (the "Pension Benefits Value"), taking into account the funding status of the Pension Plan on the Closing Date and the requirements of Section 414(l) and the assets allocation methodology provided in Section 4044 of ERISA. The Plan Actuary shall provide the actuary for the Purchaser (the "Purchaser's Actuary") with the census data and other information used for the determination of the Pension Benefits Value. Except with respect to mathematical errors and/or errors in the data used to determine the Pension Benefits Value, the amount of the Pension Benefits Value determined by the Plan Actuary shall be final and conclusive. The Plan Actuary and the Purchaser's Actuary shall cooperate to correct any mathematical errors and/or any errors stemming from errors in data prior to the date as of which any transfer of assets from the Pension Plan occurs hereunder.

                 (c) As soon as practicable after the later of (i) the Closing Date, (ii) the 30th day following the filing of any required Form 5310 with the IRS in respect of the Purchaser's Pension Plan and the Pension Plan and (iii) receipt by the Seller of an opinion of counsel to the Purchaser, in a form reasonably acceptable to the Seller, that Purchaser's Pension Plan, in form, meets the requirements of Section 401(a) of the Code, the Seller shall cause the trustee of the Pension Plan to transfer to the trustee of the Purchaser's Pension Plan an amount (the "Pension Transfer Amount") equal to the Pension Benefits Value (x) adjusted up or down by an amount equal to the product of (1) the Pension Benefits Value and (2) the rate of return realized by the Pension Plan on all of its assets for the period commencing on the Closing Date and ending on the third business day immediately prior to the date of transfer, it being understood that any asset that is not susceptible of a daily valuation shall be valued for this purpose (in a manner consistent with the trustee's valuation practices prior to the date hereof) at the value reported on the Pension Plan's records on the last preceding month end valuation of the Pension Plan's assets and (y) reduced by an amount equal to the aggregate amount of all benefits payments made to the Active Pension Participants during the period from the Closing to the date of transfer (the "Interim Period"). During the Interim Period, all benefits payments due in respect of the Active Pension Participants shall be made from the Pension Plan. The transfer contemplated hereby shall be effected by a transfer in cash or, with the written consent of the Purchaser, by the transfer of a proportionate interest in any investment held under the Pension Plan. From and after such transfer from the Pension Plan to Purchaser's Pension Plan, the Purchaser's Pension Plan shall be solely responsible for the provision of all benefits of the Active Pension Participants accrued under the Pension Plan through the Closing Date.

                 (d) The Seller shall pay (on the date the asset transfer is made from the Pension Plan to the Purchaser's Pension Plan) to the Purchaser cash equal to the amount, if any, by which the Pension Liabilities exceed the sum of (i) the Pension Benefits Value plus (ii) Seven Hundred and Fifty Thousand dollars ($750,000).

                 5.1.4 Seller's Incentive Plans. After the Closing the Company or the Purchaser shall pay all bonuses that would be payable to Employees in accordance with the generally applicable provisions of the incentive plans of the Company and the Seller's Management Incentive Plan in an aggregate amount up to the amount of the accrual on the final Closing Balance Sheet plus $580,000. The parties agree that the amount of the accrual on the final Closing Balance Sheet shall be the excess of (i) a prorated portion of the amount that participants in the bonus plans would have earned for the entire year 1997 which shall be determined by multiplying such amount by a fraction, the numerator of which is the number of calendar months during 1997 ended on or before the Closing Date and the denominator of which is twelve, over (ii) $580,000. In determining what participants would have earned under the bonus plans for the entire year, the extent to which the applicable performance goals have been attained (or exceeded) shall be determined as follows: (i) with respect to any performance goal under the bonus plans that is based on the performance of Seller on a consolidated basis, the actual performance of Seller for the entire year 1997 shall be measured against the performance goal for the entire year and (ii) with respect to any goals under the bonus plans that are based on the performance of the Company, the performance goals shall be prorated based on the portion of the fiscal year that has elapsed through the Closing Date and the actual performance of the Company through the Closing Date shall be measured against that prorated performance goal.

5.1.5 Responsibility for Plans. Except to the extent otherwise expressly provided to the contrary in this Section 5, the Seller shall be responsible for any and all claims for benefits made by any Employee, whether made before, on or after the Closing Date, and any other liability arising under the terms of any Company Benefit Plan identified on Schedule 2.10.2 as the Seller's plan (as opposed to the Company's plan) and the severance agreement between Mr. Kotsi and the Seller, and the Seller shall indemnify and hold harmless the Purchaser against any and all Damages (as defined herein) which may be incurred by the Purchaser arising out of or relating to the funding, operation, administration, amendment or termination of, or withdrawal or partial withdrawal from, any Benefit Plan sponsored or maintained by the Seller or any ERISA Affiliate (other than the Company and its subsidiary), whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including, but not limited to, Damages arising under Title IV of ERISA, Section 302 of ERISA and Section 412 and 4971 of the Code. From and after the Closing, Purchaser shall (or shall cause the Company) to indemnify and hold harmless the Seller against any and all Damages (as defined herein) which may be incurred by the Seller arising out of or relating to the funding, operation, administration, amendment or termination of, or withdrawal or partial withdrawal from, any Benefit Plan sponsored or maintained by the Company or its subsidiary or the Purchaser, arising out of or relating to any event occurring after the Closing Date; provided, however, that Purchaser shall have no duty to indemnify Seller for any Damages that arise from or relate to any set of circumstances, transactions or events as to which a representation has been made hereunder which proves to be incorrect or otherwise inaccurate in any material way.

                 6.  Conditions Precedent.

                 6.1 General. The respective obligations set forth herein of the Seller and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment or waiver, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4.

                 6.2  Conditions to Obligations of Both Parties.

                 6.2.1  Consents. All governmental consents listed on Schedules
2.2 and 3.2 and all third party consents listed on Schedule 6.2.1 shall have been obtained. If notifications are required to be filed under the HSR Act, the waiting period under the HSR Act shall have been terminated or expired.

                 6.2.2 No Injunction. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

                 6.3  Conditions to Obligations of the Seller.

                 6.3.1 Representations and Warranties of the Purchaser. The representations and warranties in Section 3 shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

                 6.3.2 Officer's Certificate. The Purchaser shall have delivered on the Closing Date to the Seller a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller, as to the fulfillment of the conditions set forth in Section 6.3.1.

                 6.4  Conditions to Obligations of the Purchaser.

                 6.4.1 Representations and Warranties of the Seller. The representations and warranties in Section 2 shall be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time. The Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

                 6.4.2 Officer's Certificate. The Seller shall have delivered on the Closing Date to the Purchaser a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, as to the fulfillment of the conditions set forth in Section 6.4.1.

                 6.4.3 Resignations. The directors of the Company and its subsidiary specified in a notice delivered by the Purchaser to the Seller at least five days prior to the Closing shall have submitted their resignations from the Boards of Directors of the Company and its subsidiary, as the case may be, effective as of the Closing Date.

                 6.4.4 Material Adverse Change. Since July 25, 1997, there shall have been no material adverse change in the business or financial condition of the Company and its subsidiary taken as a whole, other than those relating to or as may be a result of (i) the transaction contemplated by this Agreement or (ii) generally applicable economic conditions or the Company's industry in general.

                 6.4.5 FIRPTA Certificate. The Seller shall have delivered on the Closing Date to the Purchaser a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that the Seller is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

                 6.4.6 Third Party Consents. All third party consents listed on Schedule 6.4.6 shall have been obtained.

                 7.  Indemnification.

                 7.1 Survival of Representations and Warranties. Any claim for indemnification under Section 7 with respect to the representations and warranties contained in this Agreement must be brought prior to the first anniversary of the Closing Date in accordance with Section 7.2.3, provided, however, that claims for indemnification with respect to the representations and warranties set forth in Section 2.14 may be brought at any time prior to 30 days after the expiration of the applicable statute of limitations for Taxes covered by such Section 2.14

                 7.2  Indemnification.

                 7.2.1 By the Seller. From and after the Closing, the Seller agrees to indemnify and hold harmless the Purchaser and its affiliates from and against any loss, liability or damage, including reasonable attorneys' fees and other costs and expenses (collectively, "Damages"), incurred or sustained by the Purchaser and its affiliates resulting from (i) the breach by the Seller of any covenant set forth in this Agreement, (ii) subject to Section 7.1, the breach by the Seller of any representation or warranty set forth in this Agreement, (iii) workers compensation claims by employees or former employees of the Company or its subsidiary in respect of accidents or injuries occurring prior to the Closing, provided that the Seller or its subsidiary has had notice thereof prior to the Closing Date, (iv) the matters set forth in Schedule 2.13 (or included in the loss report included as part of Schedule 2.13) and (v) the lawsuit filed in the Circuit Court of Cook County, Illinois (case number 95 L 04799) against the Company and others asserting claims arising from a fire that occurred at Jewel's warehouse at 300 Craig Drive, Hillside, Illinois, on August 1, 1993 (including, without limitation, any premiums or deductibles under any insurance policy relating thereto); provided that there shall not be any duplicative payments or indemnities by the Seller.

                 The rights of the Purchaser to indemnification under this
Section 7 shall be limited as follows:

                 (a) The amount of any Damages incurred by the Purchaser shall be reduced by the net amount the Purchaser or any of its affiliates recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser shall use commercially reasonable efforts to effect any such recovery.

                 (b)  The Purchaser shall be entitled to indemnification under
         Section 7.2.1(ii) only to the extent that the aggregate amount of such Damages (reduced as provided in paragraphs (a) and (b) above) exceeds $800,000 and then only for the amount of such excess and in no event will the Purchaser be entitled to indemnification in excess of $20,000,000, provided that the foregoing $800,000 and $20,000,000 limitations shall not apply to any Damages sustained by the Purchaser as a result of the Seller's breach of Section 2.14.

                 7.2.2 By the Purchaser. From and after the Closing, the Purchaser agrees to indemnify and hold harmless the Seller and its affiliates from and against any Damages incurred or sustained by the Seller and its affiliates resulting from the breach by the Purchaser of any covenant, representation or warranty set forth in this Agreement, provided that there shall not be any duplicative payments or indemnities by the Purchaser.

                 The rights of the Seller to indemnification under this Section 7 shall be limited as follows:

                 The amount of any Damages incurred by the Seller shall be reduced by the net amount the Seller or any of its affiliates recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Seller shall use commercially reasonable efforts to effect any such recovery.

                 7.2.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor."

                 (a) Third Party Claims. Within 15 business days after an Indemnitee receives notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 7, notify such Indemnitor in writing in reasonable detail of such claim or action, provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor of its indemnification obligations hereunder, except to the extent the Indemnitor is actually prejudiced thereby. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under Section 7 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have a material adverse effect on such Indemnitee or
         (y) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

                 (b) Other Claim. Within 15 business days after an Indemnitee obtains knowledge that it has sustained any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor of its indemnification obligations hereunder, except to the extent that the Indemnitor is actually prejudiced thereby. If the Indemnitor does not notify the Indemnitee within 30 calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Section 7, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Section 7 and the Indemnitor shall pay the amount of such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Sections 8.13 and 8.14.

                 7.2.4 Tax Treatment of Indemnity Payment. Each of the Seller and the Purchaser agrees to treat any indemnity payment made pursuant to
Section 7.2 as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by law.

                 8.  General Provisions.

                 8.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by both parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

                 8.2 Entire Agreement. This Agreement, including the schedules hereto (which are hereby incorporated by reference and made a part hereof) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements (including the exclusivity agreement referred to in Section 1), understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.

                 8.3 Exclusivity of Representations and Warranties and Indemnification Provision; Relationship Between the Parties. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Section 2 and 3 and the documents delivered pursuant to Sections 6.3.2, 6.4.2 and 6.4.6 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's affiliates, representatives or agents, except for the representations and warranties set forth in such sections and documents. The indemnity provided for in Section 7 shall be the sole and exclusive remedy of the Purchaser after the Closing for any inaccuracy of any representation or warranty of the Seller or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Seller pursuant to this Agreement. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. The Purchaser acknowledges that it is a sophisticated investor and that it has only a contractual relationship with the Seller, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Seller. The Seller acknowledges that it has only a contractual relationship with the Purchaser, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Seller.

                 8.4 Termination. (a) Notwithstanding anything contained herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at the any time prior to the Closing:

                 (i) by mutual written consent of the Seller and the Purchaser; or

                 (ii) by either party hereto, if the Closing does not occur on or prior to December 1, 1997, provided, however, that if the parties determine that a notification must be filed under the HSR Act, such date will automatically be extended to December 15, 1997;

provided, however, that the party seeking termination pursuant to the foregoing clause (ii) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, including, without limitation, those set forth in Section 1.3.

                 (b) In the event of termination by the Seller or the Purchaser pursuant to this Section 8.4, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                 (i) The Purchaser shall return to the Seller all documents and other materials received from the Seller, its affiliates or its agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

                 (ii) All confidential information received by the Purchaser with respect to the Seller and its affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

                 (c)      If this Agreement is terminated as provided in this
Section 8.4, this Agreement shall become null and void and of no further force or effect, except for the Confidentiality Agreement as amended by the last sentence of Section 4.2.2, Section 4.5 relating to publicity and Section 8.5 relating to the Deposit and certain expenses. Nothing in this Section 8.4 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

                 8.5 Deposit; Expenses. (a) In the event this Agreement is terminated by the Seller pursuant to Section 8.4(a)(ii) because of the Purchaser's failure to deliver the Purchase Price at the Closing and the conditions set forth in Sections 6.2 and 6.4 shall have been satisfied (or waived by the Purchaser) on or prior to December 1, 1997 (or December 15, 1997 in the event the parties determine that a notification must be filed under the HSR Act), then the Seller shall be entitled to retain the Deposit. If this Agreement is terminated for any other reason, the Seller will return the Deposit to the Purchaser. The parties agree that the Deposit shall not relieve the Purchaser from liability for any breach hereunder or be construed as limiting the Seller's rights in any manner, except that the amount of the Deposit shall be credited against any damages which may be awarded to the Seller for the Purchaser's failure to deliver the Purchase Price at the Closing and the Seller agrees that if it is ultimately determined that the Deposit exceeded the Seller's damages for such failure to deliver the Purchase Price, such excess will be returned to the Purchaser.

                 (b) Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

                 8.6 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

                 8.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the reasonable request of the Seller, permit the Seller and its representatives full access at all reasonable times to the books and records of the Company and its subsidiary which shall have been transferred to the Purchaser, and the Purchaser shall execute (and shall cause the Company or its subsidiary to execute) such documents as the Seller may reasonably request to enable the Seller to file any required reports or tax returns relating to the Company and its subsidiary. Subject to Section 4.4(c) of this Agreement, the Purchaser may dispose of such books and records at any time, provided that for the six year period beginning with the Closing Date, the Purchaser shall give 30 days' prior written notice of any such destruction to the Seller, and the Seller shall have the right to take possession of such books and records within 60 days at no expense to the Purchaser.

                 8.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

                 if to the Seller:

                          Quaker State Corporation
                          225 East John Carpenter Freeway
                          Irving, Texas  75062-2732
                          Fax Number:  (972) 868-0440
                          Attention:  Paul E. Konney, Esq.
                                      Senior Vice President, General
                                      Counsel and Secretary

                 with a copy to:

                          Debevoise & Plimpton
                          875 Third Avenue
                          New York, New York  10022
                          Fax Number:  (212) 909-6836
                          Attention:  Margaret Andrews Davenport, Esq.

                 if to the Purchaser:

                          Penske Capital Partners, L.L.C.
                          c/o Penske Corporation
                          13400 Outer Drive West
                          Detroit, Michigan  48239-4001
                          Fax Number:  (313) 592-7332
                          Attention:  Lawrence Bluth, Esq.

                 with copies to:

                          Penske Capital Partners, L.L.C.
                          94 Colt Road
                          Summit, New Jersey  07901
                          Fax Number:  (908) 522-1756
                          Attention:  Mr. James Hislop
                 and

                          Fried, Frank, Harris, Shriver & Jacobson
                          One New York Plaza
                          New York, New York 10004
                          Fax Number:  (212) 859-4000
                          Attention:  Valerie Ford Jacob, Esq.
                                      Robert C. Schwenkel, Esq.

or to such other address or fax number or to such other person as either party hereto shall have last designated by notice to the other party.

                 8.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that no such consent shall be required of the Purchaser to assign all or any part of its rights and obligations under this Agreement to one or more of its affiliates, but no such assignment shall relieve the Purchaser of its obligations hereunder.

                 8.10 No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

                 8.11 Counterparts. This Agreement may be executed in counterparts, both of which shall constitute one and the same instrument.

                 8.12 Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to the knowledge of the Seller or the Seller's knowledge or any similar formulation shall mean the actual knowledge of Conrad Conrad, Keith Krzeminski, Ronald Harvot, Elizabeth Hill, Richard Winkler, Richard Kotsi, Thomas McCann, Brad Van Riper, David Gerringer, Joseph Zeman, Joseph Bellomo and Donald Pangborn. The disclosure of any matter in the schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by the Seller or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

                 8.13 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York.

                 8.14 Consent to Jurisdiction, etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                 (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                 8.15 Waiver of Jury Trial. (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                 (b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.15.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                     QUAKER STATE CORPORATION

                                     By: /s/ CONRAD A. CONRAD
                                        -------------------------------------
                                        Name  Conrad A. Conrad
                                        Title Vice Chairman and Chief
                                              Financial Officer


                                     QUAKER STATE INVESTMENT CORP.

                                     By: /s/ RICHARD WINKLER
                                        -------------------------------------
                                        Name  Richard Winkler
                                        Title Vice President


                                     TRUCK-LITE ACQUISITION CORP.

                                     By: /s/ [ILLEGIBLE]
                                        -------------------------------------
                                        Name
                                        Title

                           LIST OF OMITTED SCHEDULES

SCHEDULE                             DESCRIPTION

Schedule 1.4                         Closing Balance Sheet
Schedule 2.2                         Conflicts; Consents
Schedule 2.5                         Subsidiaries and Investments
Schedule 2.6                         Financial Statements
Schedule 2.7                         Liabilities
Schedule 2.8                         Real Property
Schedule 2.9                         Contracts
Schedule 2.10.2                      Employment Matters
Schedule 2.10.4                      Compliance
Schedule 2.10.7                      Post-Employment Obligations
Schedule 2.10.10                     Labor
Schedule 2.11                        Intellectual Property
Schedule 2.12                        Governmental Permits
Schedule 2.13                        Litigation
Schedule 2.14(a)                     Tax Returns; Payment of Taxes
Schedule 2.14(b)                     Extensions of Period of Assessment or Collection; Power of Attorney
Schedule 2.14(c)                     Tax Groups; Tax Sharing
Schedule 2.14(d)                     Tax Assessments; Ruling Request; Tax Contest or Audit
Schedule 2.14(e)                     Tax Claims
Schedule 2.14(f)                     States, Territories and Jurisdictions - Certain Return Filings
Schedule 2.14(g)                     Tax Liens
Schedule 2.14(i)                     Extension for Return Filing
Schedule 2.15                        Absence of Certain Changes
Schedule 2.16                        Insurance Policies
Schedule 2.17                        Environmental Matters
Schedule 2.18                        Affiliate Transactions
Schedule 2.19                        Banking and Agency Agreements
Schedule 2.20                        Customers
Schedule 2.21                        Suppliers
Schedule 2.23                        Products
Schedule 2.24                        Credit Support Arrangements
Schedule 3.2                         Conflicts, Governmental Consents
Schedule 6.4.6                       Third Party Consents
Schedule 6.2.1                       Consents